SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Delaware Investments Dividend and Income Fund, Inc.
(Name of Registrants as Specified In Their Charter)

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FOR IMMEDIATE RELEASE

DELAWARE INVESTMENTS® DIVIDEND AND INCOME FUND, INC.
ANNOUNCES SPECIAL SHAREHOLDER MEETING

PHILADELPHIA, August 19, 2010 — Today, Delaware Investments Dividend and Income Fund, Inc. (the “Fund”) announced that the Fund’s Board of Directors (the “Board”) approved the submission of a proposal to shareholders at a special meeting of shareholders of the Fund (the “Meeting”) to be held on November 17, 2010.  At the Meeting, shareholders will be asked to vote on a proposal to amend the conditions under which the Fund may conduct a tender offer.  Under the proposal, the Fund would conduct a tender offer, under certain circumstances, when the Fund is trading at an average discount of 10% or more from NAV during a 12-week measurement period designated by the Board. In keeping with current language, the 12-week measurement period would continue to be designated by the Board, beginning in the first calendar quarter and end in the second calendar quarter.  Currently, the Fund has committed to conduct an annual tender offer when, under certain circumstances, the Fund is trading at an average discount of 3% or more from NAV during its 12-week measurement period. The Board believes that the higher threshold is more in line with current industry practice, preserves the opportunity for shareholders to tender shares in the presence of significant discounts, but avoids unnecessary depletion of Fund assets in the presence of less significant discounts.  Shareholders who own shares as of August 25, 2010, will receive a proxy statement that describes the proposal in more detail.

About the Fund
Delaware Investments Dividend and Income Fund, Inc. is a diversified, closed-end fund that trades under the symbol “DDF” on the New York Stock Exchange. The Fund’s primary investment objective is to seek to provide high current income. Capital appreciation is a secondary objective of the Fund.  There is no assurance that the Fund will achieve its investment objectives.

About Delaware Investments
Delaware Investments, a member of Macquarie Group, is a U.S.-based diversified asset management firm with more than $135 billion in assets under management (as of June 30, 2010). Through a team of talented investment professionals, the firm manages assets across all major asset classes for a wide range of institutional and individual investors. Delaware Investments is supported by the resources of Macquarie Group (ASX: MQG; ADR: MQBKY), a global provider of asset management, investment, banking, financial and advisory services with approximately $A326 billion (US $299 billion) in assets under management as of March 31, 2010.

Delaware Investments is the marketing name for Delaware Management Holdings, Inc. and its subsidiaries. Macquarie Group refers to Macquarie Group Limited and its subsidiaries and affiliates worldwide. For more information, visit www.delawareinvestments.com or for shareholder-related questions, call 800 523-1918.

Investments in the Fund are not and will not be deposits with or liabilities of Macquarie Bank Limited ABN 46 008 583 542 and its holding companies, including their subsidiaries or related companies, and are subject to investment risk, including possible delays in repayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the Fund, the repayment of capital from the Fund, or any particular rate of return.
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Shareholder Contact	Media Contact	Media Contact
1-800-523-1918	Marlene Petter Delaware Investments 215 255-1427	Paula Chirhart Macquarie Group 212 231-1310

© 2010 Delaware Management Holdings, Inc.

FOR INTERNAL USE ONLY

DO NOT DISTRIBUTE OUTSIDE OF DELAWARE INVESTMENTS

CALL CENTER Q&A

COMMON QUESTIONS ABOUT THE PROPOSAL:

What is the proposal?

Shareholders will be asked to vote on a proposal to approve an amendment to the conditions under which the Fund will conduct tender offers.

Has the Board of Directors (the “Board”) approved the proposal?

Yes.  After careful consideration, the Board of Directors has unanimously approved the proposal and recommends that shareholders vote “FOR” the proposal.

Has the Fund’s Board of Directors concluded that approving the amendment to the conditions under which the Fund will conduct tender offers is in the best interests of the Fund and its shareholders?

Yes.  The Board recommends that shareholders approve an amendment providing that a tender offer would be conducted when the Fund’s market price per share is trading at an average discount of 10% or more from its net asset value (“NAV”) per share on the last trading day of each week during a twelve-week period designated by the Board.  Currently, the tender offer is conducted when there is an average discount of 3% or more from the Fund’s NAV.  The Board believes, however, that the interests of shareholders would be better served if the conditions under which tender offers are conducted were amended so that tender offers would only be conducted in the presence of more significant discounts.

What factors did the Board consider in approving the proposal?

In approving the proposed change in the Fund’s tender offer “trigger” from 3% to 10%, the Board considered that the increased trigger: (1) is more in line with more significant discounts; (2) will bring the Fund more in line with other closed-end funds; (3) will likely reduce costs for shareholders and provide other benefits to shareholders; and (4) may help increase investment performance.

Why are shareholders being asked to approve and amendment to the conditions under which the Fund will conduct tender offers?

While the Board has the authority to amend conditions relating to tender offers without the approval of shareholders, the Board ultimately concluded that shareholder solicitation is appropriate given the potential importance of the proposed change to shareholders.

When would the new tender offer conditions take effect?

If shareholders approve the Proposal, the proposed change to the tender offer conditions is anticipated to take effect during the first two calendar quarters of 2011.

COMMON QUESTIONS AND GENERAL INFORMATION ABOUT THE SHAREHOLDER MEETING

Who is paying the costs of the shareholder meeting?

The costs and expenses incurred by the Fund relating to the shareholder meeting, including the costs of preparing proxy solicitation materials and soliciting proxies in connection with the shareholder meeting, will be borne equally by the Fund and Delaware Management Company, the Fund’s investment adviser.

How many votes are shareholders entitled to cast?

Shareholders are entitled to one vote for each full share and a fractional vote for each fractional share of the Fund that they own as of the record date, which is August 25, 2010.

How do shareholders vote their shares?

Upon receipt of the Proxy Materials, shares may be voted by completing and signing the enclosed proxy card and mailing it in the enclosed postage-paid envelope.  If shareholders receive more than one proxy card, please fill them out and return all of them.  Shareholders may also vote by touch-tone telephone by calling the toll-free number printed on their proxy card and following the recorded instructions. In addition, shareholders may vote through the Internet by visiting the Web site indicated on your proxy card and following the online instructions.  It is anticipated that proxy materials will be mailed on September 7, 2010 to shareholders who are record holders on August 25, 2010.